                                                                   Exhibit 10.24

                                                    H Power/TechMatics Agreement


                                    AGREEMENT

      This Agreement, made and entered into this 15th day of February, 1995 by and between H Power Corp., a corporation organized and existing under the laws of the State of Delaware, United States of America, having its principal place of business at 60 Montgomery Street, Belleville, New Jersey 07109 (hereinafter called "H Power") and TechMatics Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, having its principal place of business at 933 Motor Parkway, Hauppauge, New York 11788 (hereinafter called "TechMatics").

Witnesseth:

                                    RECITALS

      WHEREAS, H Power had cultivated initial interest in a fuel cell system that can provide electric power to operate laptop computers for extended periods with several major laptop computer manufacturers and with IBM in particular; and

      WHEREAS, H Power requires advice and assistance in developing, designing and fabricating a fuel cell system that is capable of providing the electric power to operate a laptop computer and meets the specifications and requirements as provided by IBM ("Laptop System"); and

      WHEREAS, H Power and TechMatics have reviewed the specifications as provided by IBM; and

      WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions under which TechMatics has agreed to cooperate with H Power in developing the required Laptop System and such other products and systems that the Parties may hereafter agree to mutually develop; and

      WHEREAS, the Parties also desire to enter into this Agreement to establish an arrangement whereby TechMatics will manufacture for H Power fuel cell systems that are capable of providing the electric power to operate laptop computers, cellular telephones and video cameras and such other products and systems to which the Parties may hereafter agree;

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth below, H Power and TechMatics agree as follows:

      1. Services. TechMatics shall cooperate with H Power to develop, design, integrate, and test a fuel cell system that is capable of providing the electric power to operate a laptop computer and, in particular, meets the specifications and requirements as provided by IBM. TechMatics' efforts in this regard are hereinafter referred to as "Services." In the event that the parties hereafter


                              Page 1 of seven pages

                                                    H Power/TechMatics Agreement


agree to mutually develop other products and systems, then TechMatics' efforts with relation to those products and systems shall be deemed "Services."

      2. Compensation for Services and Marketing. H Power shall pay TechMatics fees based upon an approved hourly rate for its Services and marketing efforts performed pursuant to this Agreement by TechMatics' employees. H Power shall reimburse TechMatics for expenses incurred on H Power's behalf and approved by H Power.

      3. Payments, Invoicing and Statements of Services Performed. H Power shall pay the amounts agreed to herein within thirty (30) days after receipt of invoices which shall be furnished to H Power by TechMatics on a biweekly basis. Said invoices shall detail the number of hours during the prior two weeks for which Services were rendered as well as a description of the Services performed.

      4. Confidential Information. The Parties hereby acknowledge that during the performance of this Agreement one of the Parties may learn or receive confidential information from the other Party. Each of the Parties hereby confirms that all such information relating to the business of the other Party will be kept confidential, except to the extent that such information is required to be divulged to the other Party's clerical or support staff or associates in order to enable the other Party to perform its obligations hereunder. The Parties shall take appropriate measures to insure that their staffs are competent and that they do not breach this Paragraph 4.

      5. Independent Contractor. TechMatics is an independent contractor and neither TechMatics nor TechMatics' staff is, or shall be deemed to be, employed by H Power. H Power is hereby contracting with TechMatics for the Services described herein. TechMatics is not required to perform the Services during a fixed hourly or daily time. TechMatics hereby confirms to H Power that H Power shall not be required to furnish or provide any training to TechMatics to enable TechMatics to perform the Services hereunder. The Services shall be performed by TechMatics or TechMatics' staff, and H Power shall not be required to hire, supervise or pay any assistants to help TechMatics to perform the Services under this Agreement. TechMatics shall not be required to devote TechMatics' full time nor the full time of TechMatics' staff to the performance of the Services required hereunder. It is acknowledged that TechMatics offers services to the general public. Except to the extent that TechMatics' work must be performed on or with H Power's computers or H Power's existing software, all materials used in providing the Services shall be provided by TechMatics. H Power shall not provide any insurance coverage of any kind for TechMatics or TechMatics' staff. H Power shall not withhold any amount that would normally be withheld from an employee's pay.

      6. Termination of Services. TechMatics' Services hereunder cannot be terminated or canceled by H Power short of completion of the Services agreed upon, except for TechMatics' failure to perform its obligations as required hereunder. Conversely, subject to H Power's obligation


                              Page 2 of seven pages

                                                    H Power/TechMatics Agreement


to make full and timely payment(s) for TechMatics' Services hereunder, TechMatics shall be obligated to complete the Services agreed upon.

      7. Rights to Patens and Technologies. H Power shall have all technology and patent rights with respect to all designs, materials and technologies developed by H Power under this Agreement. TechMatics shall have all technology and patent rights with respect to all designs, materials and technologies developed by TechMatics under this Agreement. As of this date the Parties have designated specific ownership rights as set forth in Exhibit A appended hereto. TechMatics hereby grants H Power a world-wide exclusive paid-up license to make and use all designs, materials and technologies developed under this Agreement and owned by TechMatics. Notwithstanding the foregoing sentence, TechMatics may use the designs, materials and technologies developed by it under this Agreement for products other than fuel cell systems, in which event H Power shall be entitled to a royalty to be determined. On the other hand, if H Power uses the designs, materials and technologies developed by TechMatics under this Agreement for systems and products not manufactured by TechMatics then TechMatics shall be entitled to a royalty to be determined. In the event that TechMatics fails to file an application for a patent covering TechMatics' technology that H Power deems essential, then H Power, at its own expense, shall have the option to pursue such filing in the name of TechMatics. If such be the case, TechMatics shall cooperate with H Power by providing H Power the necessary information for such filing. H Power grants to TechMatics the license to utilize its technologies for the manufacture of systems as set forth in Paragraph 8 hereinbelow.

      8. Manufacture of Specific Systems. TechMatics shall design, develop and establish a high rate manufacturing facility to manufacture, for and on behalf of H Power, Laptop Systems, fuel cell systems for cellular telephones and commercial video cameras, and such other products and systems to which the Parties may hereafter agree. Subject to TechMatics' ability to deliver systems of quality on a reasonable basis to H Power, TechMatics shall have exclusive manufacturing rights in the United States for the aforementioned systems. The Parties contemplate that the initial facility shall be situated in Long Island, New York. Manufacturing profits earned by TechMatics shall be determined hereafter by the Parties hereto. Loans and investments, if any, made by H Power to finance the establishment and operation of the plant facility shall be a consideration in determining the manufacturing profit earned by TechMatics. In the event H Power arranges with others to establish manufacturing facilities to produce the aforementioned systems outside the United States, then, as compensation for its efforts in the design, development and establishment of the initial manufacturing facility, TechMatics shall be entitled to royalties (to be then determined by the Parties) from said foreign manufacturing facilities.

      9. Marketing of Laptop Systems. TechMatics shall provide personnel to market the Laptop System on behalf of H Power. Said personnel are hereby authorized by H Power to act on behalf of H Power for said purpose. Marketing shall include direct contact with H Power's customer at all levels and, if mutually agreed by the Parties hereto, participation in industry trade shows and


                              Page 3 of seven pages

                                                    H Power/TechMatics Agreement


conferences. All Sales shall be in the name and for the benefit of H Power. Ho Power shall provide TechMatics with technical sales support.

      10. Parties' Representatives. Unless notified in writing to the contrary, Bernard Rachowitz shall represent TechMatics and Arthur Kaufman shall represent H Power during the performance of this Agreement with respect to the development and design effort as defined herein.

      11. Disputes. Any disputes that arise between the Parties with respect to the performance of this Agreement shall be submitted to binding arbitration by the American Arbitration Association, to be determined and resolved by said association under its rules and procedures in effect at the time of submission and the Parties hereby agree to share equally in the costs of said arbitration. The final arbitration decision shall be enforceable through the courts of the State of New Jersey. In the event that this arbitration provision is held unenforceable by any court of competent jurisdiction, then this Agreement shall be as binding and enforceable as if this Paragraph 11 were not a part hereof.

      12. Taxes. Any and all taxes, except income taxes, imposed or assessed by reason of this Agreement or its performance, including but not limited to sales or use taxes, shall be paid by H Power. TechMatics shall be responsible for an employee's share of any taxes or penalties assessed by reason of any claims that TechMatics is an employee of H Power.

      13. Liability. TechMatics warrants to H Power that the documentation, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated and will be performed by qualified personnel. In no event shall either Party be liable for special or consequential damages, either by agreement or tort, whether or not the possibility of such damages has been disclosed to the other Party in advance or could have been reasonably foreseen by the other Party. Except for intentional malfeasance, gross negligence or manufacturing defects, H Power shall indemnify and hold TechMatics harmless from all claims by third parties arising out of the use of any system in which TechMatics did not participate in the development.

      14. Complete Agreement. This Agreement and any Schedules hereto constitute the entire Agreement between Parties concerning the subject matter hereof. No other agreements, representations, warranties or other matters, oral or written, shall be deemed to bind the Parties hereto with respect to the subject matter hereof. This Agreement may only be modified in writing signed by both Parties hereto.

      15. Applicable Law. TechMatics shall comply with all applicable laws in performing Services but shall be held harmless for violation of any governmental procurement regulation to which it may be subject but to which reference is not made in Exhibit A. This Agreement shall be construed in accordance with the laws of the State of New Jersey.


                              Page 4 of seven pages

                                                    H Power/TechMatics Agreement


      16. Scope of Agreement. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the Parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

      17. Additional Services. Additional Services may be added to this Agreement but only if in writing signed by both the Parties hereto.

      18. Notices. All notices, requests, and demands given to or made upon the Parties shall be in writing and shall be mailed properly addressed, postage prepaid, registered or certified, or personally delivered to either Party. Such notice shall be deemed received by the close of business on the date shown on the certified or registered mail receipt, or when it is actually received, whichever is sooner.

            (i)   Notices to H Power should be sent to:
                  Arthur Kaufman, President
                  H Power Corp.
                  60 Montgomery Street
                  Belleville, NJ  07109

            (ii)  Notices to TechMatics should be sent to:
                  Bernard Rachowitz, President
                  TechMatics Inc.
                  933 Motor Parkway
                  Hauppauge, NY  11788

      19. Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented.

      20. Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Except for the prohibition on assignment contained in the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the Parties hereto.


                              Page 5 of seven pages

                                                    H Power/TechMatics Agreement


      IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.


H Power Corp.                           TechMatics, Inc.


By: /s/ Arthur Kaufman                  By: /s/ Bernard Rachowitz
        Arthur Kaufman, President               Bernard Rachowitz, President


                              Page 6 of seven pages

                                                    H Power/TechMatics Agreement


                                    Exhibit A

                          Technology and Patent Rights

                                       Technology and Patent Rights Ownership
                                       --------------------------------------

Fuel Cell                                            H Power

Cartridge design for metal hydrides                  TechMatics

Pressure regulator for metal hydrides                TechMatics

Bellows design for chemical hydrides                 TechMatics

Valve design for hydrogen generator                  TechMatics

Motherboard Plenum Packaging Design                  TechMatics

Fan design and its assembly                          TechMatics


                              Page 7 of seven pages